Exhibit 10.47

[Transition Partners Limited Letterhead]

October 24, 2003

Mr. Mark Nelson

President and CEO

Polar Molecular Corporation

4600 South Ulster Street

Suite 940

Denver, CO 80237

Dear Mark:

You have asked Transition Partners, Limited (“TPL”) to submit a proposal describing the basis on which it would serve as a corporate development and financial advisor to Polar Molecular Corporation (the “Company”) for an initial period of six (6) months, commencing October 24, 2003 through April 23, 2004. This letter will serve to advance your request for such a proposal and confirm TPL’s engagement as the Company’s advisor in this regard.

Corporate Development and Financial Advisory Services

TPL will be pleased to furnish general corporate development, as well as financial services to the Company to assist it in the implementation of a fiscal action plan geared to enhance the Company’s financial condition and performance as we have previously discussed. This plan contemplates a multi-phased approach which we have discussed with you and which may be modified somewhat subsequent to the initiation of our engagement based upon our more complete understanding of the Company’s actual funding needs and its current state of affairs. As its financial and corporate development advisor, TPL will act on behalf of the Company and will provide independent advice and counsel on issues of a financial nature pertaining to this engagement. TPL will report directly to you and will keep you apprised of our activities as you deem appropriate. In carrying out this assignment, TPL will coordinate its efforts and work closely with other key members of management and professionals retained to assist you and the Company in its overall program to achieve various corporate objectives. The services and activities TPL anticipates performing over the course of this engagement for the Company can be generally described as follows:

Strategic Planning Services. TPL will continue to review and recommend modification, if any, to the Company’s current proposed and desired business and strategic operating plan developed by the Company. TPL will harmonize any changes to these plans, subject to your satisfaction in concert with the Company’s desired capital raising objectives. In this connection, TPL will interface with all current and future potential resources of the Company as directed by you.

Capital Formation Plan. TPL will also focus upon the implementation of the Company’s strategic capital plan previously developed by the Company. We will continue to analyze the anticipated procurement by the Company of capital from debt, quasi-debt, equity, and other private sources, including corporate strategic alliances.

Implementation of Capital Plan. TPL will directly assist the Company in implementing the Company’s capital plan. This may include our assisting the Company in its possible procurement of debt and/or equity from private sources and from strategic corporate partners, as discussed below. TPL is prepared to direct and/or assist in the implementation of the Company’s capital formation process and suggests that it be

Exhibit 10.47

compensated on a performance basis as also noted later in this engagement letter. Accordingly, TPL would propose to serve as the Company’s financial advisor in the execution of this strategy and implementation of its capital raising efforts required to sustain and progress the Company toward its short term, intermediate, and long term goals based upon a three-phase approach which we have discussed with you previously.

Capital Procurement Services. As noted above, TPL will facilitate the procurement of interim and longer-term capital for the Company in three possible phases as noted above in connection with the aforementioned strategic and global corporate objectives, as you have requested. In this regard, we will assist the Company in its procurement of working capital for interim, intermediate and long-term purposes in order to advance the overall corporate strategic objectives of the Company which we have previously discussed with you. We will harmonize these efforts with the corporate development and merger and acquisition services which we also intend to provide to the Company as also noted below.

Strategic Partnering, Corporate Development and Merger and Acquisition Services. TPL will also serve as an advisor to the Company in connection with strategic and global corporate objectives as you have also requested. To this end, we would be open to support any transaction involving licensing of the Company’s technology to one or more third parties or some other form of strategic transaction. TPL will also serve as an advisor to the Company in completing the purchase and/or acquisition of all or a part of any third party organization, its assets, or securities by the Company, synergistic with the Company’s overall strategic plan, as described above. Finally, TPL intends to provide you and the Company with such executory services related to the accomplishment of this strategic and global plan as are necessary.

The possible services and tasks listed above are reflective of the overall commitment TPL is prepared to make to assist the Company through its next critical growth phase. The above list is representative of the type of work that will have to be done by TPL, in order for the Company to achieve its business objectives. It is based on TPL’s present understanding of the Company’s circumstances, requirements and goals and, as such, is subject to modification and adjustment in the event that those factors change. Many of the activities outlined are interrelated, subject to iteration and continuing in nature, to be sure.

Consequently, significant effort and experience will be required to organize, sequence and coordinate all of the foregoing activities to the best advantage of the Company. We believe TPL possesses such expertise and is prepared to dedicate the time and resources required to do the job properly and professionally on a “best efforts” basis. Of course, no assurance can be given to the Company that TPL will be successful in any event with respect to any aspect of our engagement with the Company, notwithstanding our best efforts as you know.

Compensation Arrangements

Retainer and Expenses. In consideration for acting as financial advisor to the Company in this engagement, TPL will be paid in advance a monthly retainer of fifteen thousand five hundred dollars ($15,500) on the twenty fourth day of each month of this six (6) month agreement throughout the duration of our engagement. We would request that the October 24, 2003 retainer be delivered to TPL at the execution of this engagement agreement. It is also contemplated that reimbursement for all reasonable expenses incurred by TPL in connection with this engagement will be paid promptly by the Company to TPL as submitted. These expenses will represent only actual out of pocket expenses (not allocations of general corporate expenses) and shall be approved by the Company in advance.

Common Stock Purchase Warrants. In addition, because of the anticipated intensity of commitment required by this contemplated assignment and relationship, TPL would also request that it be granted warrants (the “Warrants”) to acquire such number of shares of the outstanding common stock of the

Exhibit 10.47

Company equal to two percent (2%) of the equity capital structure of the Company on a fully-diluted, fully converted basis as of the date of our engagement. The Warrants will contain aper share exercise price which is equal to the per share fair market value of the Company as of the date of our engagement as evidenced by the closing bid price per share of the Company’s common stock as of October 23, 2003 as reported on the NASDAQ pink sheet OTC quotation system and will expire on October 23, 2008. Furthermore, the Warrants will incrementally vest in accordance with the following schedule:

Incremental Percentage of the Warrants Vesting	Accomplishment of Event Causing Warrants to Vest (the “Warrants Vesting Event”)

One-half percent (.5%) of the equity capital structure of the Company, fully diluted	Execution of Engagement Agreement

Additional, incremental one-half percent (.5%) of the equity capital structure of the Company, fully diluted	Procurement of at least $250,000 of working capital (debt and/or equity) for the Company, referred to as Phase 1.

Additional, incremental one-half percent (.5%) of the equity capital structure of the Company, fully diluted	Procurement of at least $1.2 million of working capital (debt and/or equity) for the Company, referred to as Phase 2, incremental to amounts raised in Phase 1.

Additional, incremental one-half percent (.5%) of the equity capital structure of the Company, fully diluted	Procurement of at least $5.0 million of working capital (debt and/or equity) for the Company, referred to as Phase 3, incremental to amounts raised in Phases 1 and 2.

It is expressly understood by the parties that the aforementioned Warrants Vesting Events are separate and discrete activities. To this end, the parties agree that if some, but not all, of the Warrants Vesting Events are not accomplished by TPL, nonetheless the incremental portion of the Warrants due TPL based upon the foregoing schedule will accordingly vest. However, should TPL accomplish all of the Warrants Vesting Events, TPL will vest and receive Warrants equal to two percent (2%) of the equity capital structure of the Company on a fully diluted, fully converted basis as of October 23, 2003, as mutually agreed upon. Finally, other details pertaining to the Warrants will be delineated in a formal Warrant Agreement to be executed by the Company and TPL within ten (10) days following the execution of this engagement agreement.

Contingent Advisory Fees

Procurement of Working Capital or Third Parties by TPL. Because you have requested TPL: 1) to procure working capital (whether debt, equity or a combination thereof); 2) and to assist with potential technology licenses or other strategic transactions; 3) and/or to assist the Company in its acquisition of the assets or securities of one or more third parties, synergistic with the Company’s strategic and related capital plan, TPL will charge the Company contingent advisory fees tied to all such transactions (the “Transactions”) arising in connection with our engagement. Fees for completing each such Transaction, payable to TPL by the Company, will be based upon a success fee formula (the “Success Fee”) equal to four percent (4%) of the value of each such Transaction (or traunche thereof). The payment of any Success Fee to TPL by the Company shall be made at the time of the closing of each such Transaction (or traunche thereof), giving rise to the Company’s Success Fee obligation due to TPL.

Procurement of Strategic Alliances by TPL. In addition, in the event TPL procures working capital from one or more strategic commercial partners, corporations, or entities, the Success Fee due and payable to

Exhibit 10.47

TPL by the Company will also be equal to four percent (4%) of the value of each such Transaction (or traunche thereof). The payment of any Success Fee to TPL by the Company shall also be made at the time of the closing of each such Transaction (or traunche thereof).

Confidentiality

In connection with TPL’s services, the Company will furnish (or cause to be furnished) to TPL such information and data as is within the Company’s possession or control relating to the Company as TPL reasonably deems necessary or reasonably requests in order to complete its assignments for the Company. TPL will keep and maintain all non-public information which it receives or develops concerning the Company confidential and will disclose such information only as required by law. The Company recognizes and confirms that in the performance of its services hereunder: (i) TPL may rely upon information provided by the Company without independent verification; (ii) TPL shall incur no liability as a result of such reliance; and (iii) TPL does not assume responsibility for the accuracy or completeness of such information, whether or not it makes an independent verification. TPL will obtain the Company’s written consent before any confidential, non-public information is disclosed to any third party unless such disclosure is required by law.

Indemnification and Limitation of Liability

In consideration of TPL’s agreement to act on the Company’s behalf in connection with this advisory engagement, the Company agrees to indemnify and hold harmless TPL and its officers, directors, agents and employees from and against any loss, claim, damage, liability, or expense (including reasonable counsel fees and expenses) arising out of or to which TPL may become subject as a result of the reckless or grossly negligent conduct or activities of the Company and/or its officers, directors, agents, and employees, or based on any statements regarding the Company made by the Company itself and/or its officers, directors, agents, and employees which any of the foregoing know or should have reasonably known were materially false or materially misleading at the time that statement was made. The Company agrees to promptly reimburse TPL for any legal or other expenses as incurred in connection with investigation or defending any such loss, claim, damage or liability (or action in respect thereof). In no event shall TPL be liable for acting in accordance with instructions from the Company or any entity or person authorized to act on its behalf.

Effectiveness and Termination

As recited above, the effective date of this engagement shall be October 24, 2003. This engagement will terminate automatically on April 23, 2004, unless otherwise extended by mutual written agreement. In the event of such automatic termination, TPL shall be entitled to all compensation due through the date of termination, including base and contingent advisory fees as specified earlier in this letter, as well as all unpaid out-of- pocket expenses. TPL shall also be entitled to contingent advisory fees, as outlined above, for transactions originating during and in the course of this engagement and completed within eighteen (18) months from the date of automatic termination of this agreement.

Miscellaneous

This agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of Colorado. The indemnity, confidentiality, and reimbursement

Exhibit 10.47

provisions contained herein shall remain in full force and effect in the event of termination. The invalidity, legality or enforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Please confirm that the foregoing proposal is in accordance with our understanding and is acceptable to you by signing and returning to me the enclosed duplicate original engagement letter. We look forward to a successful relationship, culminating in the attainment of these mutually desirable objectives on behalf of the Company.

Sincerely,		Agreed to and accepted:

TRANSITION PARTNERS, LIMITED		POLAR MOLECULAR CORPORATION

By:	/s/ W. Terrance Schreier	By:	/s/ Mark Nelson
Mark Nelson
President and CEO

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